Exhibit 99.1

Contact:

Christopher Keenan or Jay Carlson

Peregrine Pharmaceuticals, Inc.

(800) 987-8256

info@peregrineinc.com

peregrine pharmaceuticals reports FOURTH quarter AND Fiscal YEAR 2012 financial results and recent developments

-- Exceptional Data from Bavituximab Proof-of-Concept Phase II Trial in Second-Line NSCLC Validates Platform and Positions Program for Phase III Development –

-- Wholly-owned Subsidiary Reports Record Revenue and Over $30 Million in Revenue Backlog from Contract Manufacturing Business --

TUSTIN, CA, July 16, 2012 - Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM), a clinical-stage biopharmaceutical company developing first-in-class monoclonal antibodies for the diagnosis and treatment of cancer and infectious diseases, today announced financial results for the fourth quarter and fiscal year (FY) 2012 ended April 30, 2012 and provided an update on its advancing clinical pipeline and other corporate developments.

“Since our last quarterly update, we reported transformational data from a robust double-blinded, placebo-controlled Phase II proof-of-principle trial evaluating the potential of bavituximab in treating second-line non-small cell lung cancer patients. The doubling of tumor response rates, a 50% increase in median progression free survival, and trends toward significant improvement in median overall survival strongly support advancing the program toward Phase III development. ” said Steven W. King, president and chief executive officer of Peregrine. “We could not be happier with the strength of the data from this robustly designed trial which gives us a clear direction and greatly enhances the probability of success as we look to Phase III development. These data have resulted in a surge in partnering interest for the program. We have already begun evaluating Phase III trial designs and we look forward to updating survival data from this and two other randomized studies in the second half of the year. In addition, we further established our leadership in this first-in-class PS-targeting platform with the recent addition of a tumor imaging clinical program. This program has tremendous potential to complement the bavituximab program as well as provide valuable insight into the effectiveness of existing cancer therapies.”

ONCOLOGY PROGRAM HIGHLIGHTS

Bavituximab Lead Indication: Second-Line Non-Small Cell Lung Cancer

In May, Peregrine announced positive top-line results from its randomized, double-blind, placebo-controlled Phase IIb trial evaluating two dose levels of bavituximab plus docetaxel versus docetaxel plus placebo (control arm) in second-line Stage IIIb/IV non-small cell lung cancer (NSCLC). Top-line data in 117 evaluable patients demonstrated a doubling of overall response rates (ORR), the primary endpoint, from 7.9% in the control arm to 15.0% and 17.9% in the 1.0 mg/kg and 3.0 mg/kg bavituximab containing arms, respectively. Progression-free survival (PFS), a secondary endpoint, was also improved in the bavituximab arms as compared to the control arm, with the control arm PFS of 3.0 months and the bavituximab arms of 4.2 and 4.5 months in the 1.0 mg/kg and 3.0 mg/kg bavituximab containing arms, respectively. Another secondary endpoint, median overall survival (OS), has already been determined in the control arm at less than 6 months, while the median has not been reached in either bavituximab-containing arm. Median OS from this trial is an event-driven secondary endpoint with results anticipated in 2012.

Additional Bavituximab Clinical Studies:

Based on bavituximab’s broad therapeutic potential, six additional clinical studies including investigator-sponsored trials (IST) are ongoing evaluating new indications and treatment combinations in patients with various cancers.

Front-Line Non-Small Cell Lung Cancer

There are currently two trials evaluating bavituximab in front-line NSCLC. A randomized Phase II trial evaluating bavituximab plus carboplatin and paclitaxel versus carboplatin and paclitaxel alone in 83 evaluable patients with previously untreated Stage IIIb and Stage IV non-small cell lung cancer. The trial completed enrollment in September of 2011 and median OS from this trial is event-driven and anticipated in the fourth quarter of 2012. In addition, an IST Phase Ib trial evaluating bavituximab with carboplatin and pemetrexed in patients with previously untreated Stage IV NSCLC is ongoing.

Other Bavituximab Indications

In June, Peregrine announced completion of patient enrollment in a randomized Phase II trial in 70 previously untreated Stage IV pancreatic cancer patients evaluating bavituximab plus gemcitabine versus gemcitabine alone. Interim median overall survival data from the trial is event-driven and data may be available by the end of 2012.

Preliminary data presented at the Annual Meeting of the American Association for Cancer Research (AACR) from a Phase I IST investigating bavituximab with paclitaxel in five evaluable patients with HER-2 negative metastatic breast cancer showed that two patients achieved a complete tumor response, one achieved a partial response, and two had progressive disease according to Response Evaluation Criteria In Solid Tumors (RECIST) measurement criteria. This trial continues to enroll patients.

Preliminary data from a Phase I/II IST investigating bavituximab with sorafenib in nine patients with advanced hepatocellular carcinoma (liver cancer) was presented at AACR demonstrating no dose-limiting toxicities or serious adverse events. The trial is now enrolling patients in the Phase II portion of the trial.

This morning, Peregrine announced the initiation of a Phase I single-arm, open-label dose-escalation IST investigating bavituximab in combination with capecitabine and radiation therapy in up to 18 patients with Stage II or III rectal adenocarcinoma.

A Phase I/II IST in patients with castration-resistant prostate cancer is also ongoing in combination with cabazitaxel.

Cotara® Clinical Program

Peregrine’s single-administration approach to treating recurrent glioblastoma multiforme (GBM) has shown encouraging 9.3 month median overall survival data from a Phase II trial in 41 patients. Peregrine and the U.S. Food and Drug Administration (FDA) continue to advance discussions surrounding the negotiation of a pivotal trial design. Peregrine is pleased with the progress and looks forward to providing an update once a final protocol has been finalized. Peregrine continues to seek partners both in the U.S. and internationally to support the development of Cotara for this deadly form of brain cancer.

IMAGING PROGRAM HIGHLIGHTS

PS-Targeting Molecular Imaging Program
Recently, Peregrine launched its experimental phosphatidylserine (PS)-targeting molecular imaging candidate, 124I-PGN650, for the imaging of multiple solid tumor types. The primary goal of the trial is to estimate radiation dosimetry in critical and non-critical organs. Secondary objectives of the trial are tumor imaging and safety.

CORPORATE

In May, at a symposium hosted by The New York Academy of Sciences, Peregrine’s PS-targeting technology platform and its lead drug candidate, bavituximab, were highlighted as part of an event entitled "Phosphatidylserine Asymmetry and Cell Survival: Therapeutic Applications in Cancer and Infectious Disease". The symposium featured a panel of global scientific experts that examined the role that PS plays in regulating immune response, how cancer and viral diseases exploit PS exposure for their own survival and proliferation in the body, and the latest research and clinical data on therapeutic PS-targeting agents, including Peregrine's bavituximab. A link to the slide presentation pertaining to bavituximab can be found here: http://www.peregrineinc.com/technology/bavituximab-oncology/recent-data.html

Last month, Peregrine named Mark R. Ziebell, Esq., the Company’s Vice President and General Counsel. Mr. Ziebell has been outside counsel for the company for over 10 years, and was most recently a partner with the law firm Snell & Wilmer LLP.

FINANCIAL RESULTS

Total revenues for the fourth quarter of fiscal year (FY) 2012 were $2,065,000, compared to $2,729,000 for the same quarter of the prior fiscal year. For FY 2012, total revenues were $15,233,000, compared to $13,492,000 for the prior year. The FY 2012 increase was primarily attributed to an increase in contract manufacturing revenue from Peregrine’s subsidiary Avid Bioservices, due to an increase in the number of completed manufacturing runs released and shipped for its third-party clients.

Contract manufacturing revenues from Avid's clinical and commercial biomanufacturing services provided to its third-party clients were $14,783,000 for FY 2012, which were the highest reported amount in Avid’s history and were within Peregrine's previous guidance range, compared to $8,502,000 for FY 2011. Current manufacturing commitments from Avid’s third-party customers presently amount to over $30 million covering services to be provided during fiscal years 2013 and 2014. Of this amount, Peregrine expects contract manufacturing revenues for FY 2013 to be at least $15 million. In addition to providing biomanufacturing services to its third-party clients, Avid will continue to utilize available capacity and resources to continue its preparation for later stage clinical development and potential commercialization of bavituximab and Cotara.

Total costs and expenses in the fourth quarter of FY 2012 were $12,955,000, compared to $12,683,000 in the fourth quarter of FY 2011. For FY 2012, total costs and expenses were $57,303,000, compared to $48,179,000 for the prior FY. This increase primarily was attributable to higher research and development expenses to advance Peregrine's randomized Phase II bavituximab clinical trials and PS-targeting molecular imaging program combined with increased contract manufacturing costs directly related to the increase in contract manufacturing revenue. For the fourth quarter FY 2012, research and development expenses were $8,930,000, compared to $7,998,000 for the fourth quarter of FY 2011, and for FY 2012 were $35,688,000, compared to $29,462,000 for FY 2011. Selling, general and administrative expenses for FY 2012 were $11,462,000 and were in-line with FY 2011.

Peregrine's consolidated net loss was $10,882,000, or $0.10 per share, for the fourth quarter of FY 2012, compared to a net loss of $10,014,000 or $0.15 per share, for the same quarter of the prior year. For FY 2012, net loss was $42,119,000, or $0.50 per share, compared to $34,151,000, or $0.56 per share, for FY 2011.

Peregrine reported $18,033,000 in cash and cash equivalents at April 30, 2012, compared to $19,761,000 at January 31, 2012 and $23,075,000 at fiscal year ended April 30, 2011.

More detailed financial information and analysis may be found in Peregrine's Annual Report on Form 10-K, which will be filed with the Securities and Exchange Commission today.

Conference Call

Peregrine will host a conference call and webcast today, July 16, 2012, at 4:30 PM ET (1:30 PM PT).

-- To listen to the conference call, please dial (877) 312-5443 or (253) 237-1126 and request the Peregrine Pharmaceuticals call. A replay of the call will be available starting approximately two hours after the conclusion of the call through July 23, 2012 by calling (855) 859-2056, or (404) 537-3406 and using passcode 97304760.

-- To listen to the live webcast, or access the archived webcast, please visit: http://ir.peregrineinc.com/events.cfm

About Peregrine Pharmaceuticals

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials for the treatment of cancer and infectious diseases. The company is pursuing multiple clinical programs in cancer and hepatitis C virus infection with its lead product candidate bavituximab and novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the Company may experience delays in reporting data from clinical trials, the risk that the results of the Phase II clinical trials may not correlate with the results from prior clinical and preclinical studies, the risk that the Company may not have or be able to raise sufficient financial resources to complete the Phase II trials, the risk that the increased interest in the bavituximab program will not result in any acceptable partnering opportunities, the risk that Avid's revenue growth may slow or decline, the risk that Avid may experience technical difficulties in processing customer orders which could delay delivery of products to customers and receipt of payment, and the risk that one or more existing Avid customers, including those representing its backlog, terminates its contract prior to completion. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the fiscal year ended April 30, 2012 The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

PEREGRINE PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2012	2011	2012	2011
	Unaudited	Unaudited
REVENUES:
Contract manufacturing revenue	$1,987,000	$1,970,000	$14,783,000	$8,502,000
Government contract revenue	-	681,000	-	4,640,000
License revenue	78,000	78,000	450,000	350,000
Total revenues	2,065,000	2,729,000	15,233,000	13,492,000

COSTS AND EXPENSES:
Cost of contract manufacturing	934,000	1,411,000	10,153,000	7,296,000
Research and development	8,930,000	7,998,000	35,688,000	29,462,000
Selling, general and administrative	3,091,000	3,274,000	11,462,000	11,421,000
Total costs and expenses	12,955,000	12,683,000	57,303,000	48,179,000

LOSS FROM OPERATIONS	(10,890,000)	(9,954,000)	(42,070,000)	(34,687,000)

OTHER INCOME (EXPENSE):
Interest and other income	10,000	18,000	41,000	1,052,000
Interest and other expense	(2,000)	(78,000)	(90,000)	(516,000)

NET LOSS	$(10,882,000)	$(10,014,000)	$(42,119,000)	$(34,151,000)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	99,303,678	68,293,847	83,572,761	60,886,392

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.10)	$(0.15)	$(0.50)	$(0.56)

PEREGRINE PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF APRIL 30, 2012 AND 2011

	2012	2011
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$18,033,000	$23,075,000
Trade and other receivables, net	2,353,000	1,389,000
Government contract receivables	-	93,000
Inventories, net	3,611,000	5,284,000
Prepaid expenses and other current assets, net	795,000	974,000

Total current assets	24,792,000	30,815,000

PROPERTY:
Leasehold improvements	1,383,000	932,000
Laboratory equipment	4,967,000	4,391,000
Furniture, fixtures, office equipment and software	2,287,000	1,814,000

	8,637,000	7,137,000
Less accumulated depreciation and amortization	(5,737,000)	(4,928,000)

Property, net	2,900,000	2,209,000

Other assets	570,000	1,742,000

TOTAL ASSETS	$28,262,000	$34,766,000

PEREGRINE PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF APRIL 30, 2012 AND 2011 (continued)

	2012	2011
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,492,000	$4,046,000
Accrued clinical trial and related fees	2,111,000	2,292,000
Accrued payroll and related costs	2,468,000	1,455,000
Notes payable, current portion and net of discount	-	1,321,000
Deferred revenue, current portion	3,651,000	5,617,000
Customer deposits	4,865,000	1,759,000
Other current liabilities	1,052,000	1,189,000

Total current liabilities	17,639,000	17,679,000

Deferred revenue, less current portion	361,000	632,000
Other long-term liabilities	779,000	1,037,000
Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock - $.001 par value; authorized 5,000,000 shares; non-voting; none issued	-	-
Common stock - $.001 par value; authorized 325,000,000 shares; outstanding - 101,421,365 and 69,837,142, respectively	101,000	70,000
Additional paid-in-capital	347,506,000	311,353,000
Accumulated deficit	(338,124,000)	(296,005,000)

Total stockholders' equity	9,483,000	15,418,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$28,262,000	$34,766,000

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